Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED BYLAWS
OF
PHARMACYCLICS, INC.

The undersigned, being the duly acting and appointed Secretary of Pharmacyclics, Inc., a Delaware corporation (the “Company”), hereby certifies that the board of directors of the Company amended and restated the first sentence of Article III, Section 1 of the bylaws of the Company to read as follows, effective as of the date set forth below:

“The authorized number of directors shall be set at seven (7).”

Dated as of:  December 17, 2009

/s/ Rainer M. Erdtmann
Name:	Rainer M. Erdtmann
Title:	Vice President, Finance & Administration and Secretary